Exhibit 10.2

[REDACTED] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined certain confidential information contained in this document, marked by brackets, is (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AND DISTRIBUTION AGREEMENT

This License and Distribution Agreement (the “Agreement”) is entered into effective as of April 4, 2023 (the “Effective Date”), by and between GMLC WLNS, LLC, a California limited liability company, and Cookies Creative Consulting & Promotions, Inc., a California corporation (collectively for all purposes the “Licensor”), on the one hand, and PTB Investment Holdings, LLC, a Nevada limited liability company doing business as GVB Nevada, or its approved assignee (“Licensee”) on the other hand.  Licensor and Licensee are sometimes each individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Licensor owns and/or is the exclusive licensee of: (a)(i) the trademarks, services marks, trade names, design marks and commercial symbols identified on Exhibit B; and (ii) such other common law trademarks, service marks, trade names, design marks and commercial symbols owned or licensed by Licensor relate to the property identified in this clause (a)(i) (collectively, the “Marks”); (b) all copyright-protected documents, designs, and marketing materials related to the Marks and certain cannabis strain names and packaging associated with Licensor’s business (the “Copyrights”); and (c) all applications and common-law rights related the foregoing (Marks, Copyrights and all other all applications and common-law rights related the foregoing, collectively, the “Licensed Property”);

WHEREAS, Licensee manages: (a) the production of certain cannabis-based products that do not contain federally regulated-or-higher levels of THC, including, without limitation those containing CBD, CBG, CBN, Delta-8 and Delta-10, and other similar variations of each (the “Non-Regulated Products”); and (b) the distribution of Non-Regulated Products to retail locations in the United States (collectively, the “Retailers”);

WHEREAS, Licensee owns and/or is the exclusive licensee of: (a)(i) the trademarks, services marks, trade names, design marks and commercial symbols identified on Exhibit C; and (ii) such other common-law trademarks, service marks, trade names, design marks and commercial symbols owned or licensed by Licensee relate to the property identified in this clause (a)(i) (collectively, the “Licensee Marks”); (b) all copyright-protected documents, designs, and marketing materials related to the Licensee Marks (the “Licensee Copyrights”); and (c) all applications and common-law rights related the foregoing (Licensee Marks, Licensee Copyrights and all other all applications and common-law rights related the foregoing, collectively, the “Licensee IP”).

WHEREAS, subject to the terms and conditions of this Agreement, Licensor desires to grant to Licensee, and Licensee desires to accept from Licensor, a license to distribute and sell certain SKUs of Non-Regulated Products bearing the Licensed Property (the “Licensor Non-Regulated Products”) that have been approved in writing by Licensor and set forth on Exhibit A (such approved SKUs, the “Approved Licensor Products”).

NOW, THEREFORE, in consideration of the foregoing and the premises and covenants herein contained, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the Parties hereto agree as follows:

1.TERM AND TERRITORY.

(a)Term.

(i) The initial term of this Agreement is for three (3) years (the “Initial Term”) commencing on the Effective Date, except as terminated as provided in this Agreement.

(ii) If [REDACTED] is achieved during the Initial Term, the Licensee shall have the option to renew the Agreement for an additional three (3) year term (the “Renewal Term” and, together with the Initial Term, the “Term”).

(b)Territory.  The term “Territory” means the United States.

2.LICENSE.

(a)Grant of License.  In consideration of promises, representations, warranties, obligations, payments and agreements made or assumed by Licensee hereunder and subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, solely within the Territory and during the Term, an exclusive (subject to Section 1(d)), non-transferable, non-sublicensable (except as set forth in Section 3(a)) license (such License, the “License”) to:

(i)manufacture Approved Licensor Products and package them in Branded Packaging (the “Manufacturing License”);

(ii)distribute, sell and/or offer to sell Approved Licensor Products to Retailers in the Territory;

and

(iii)warehouse and distribute Approved Licensor Products direct to consumers who have purchased such Approved Licensor Products from the Cookies CBD Site (as defined in Section 2(d)).

(b)License Acceptance.  Licensee accepts the foregoing License and agrees to perform the obligations established herein in compliance with the terms and conditions of this Agreement and Applicable Law.  On a commercially reasonable basis, Licensee agrees to manufacture, distribute, promote and sell Approved Licensed Products in the Territory.

(c)Reservation of Rights. Licensor or the applicable IP Owner (as defined in Section 4(a)) retains all rights not expressly licensed to Licensee under Section 2(a), such retained rights including, without limitation, the right to grant licenses to use the Licensed Property to other third parties which do not violate the terms of this Agreement.

(d)Exclusivity.  The License is exclusive to Licensee during the Term. During the Term, Licensor agrees that it shall not, and shall not grant any third party the right to, distribute any Approved Licensor Products to any retailer, reseller, distributor, wholesaler, Retailers or through any other channel of distribution in the United States; provided, however, that Licensor may sell Approved Licensor Products direct to consumers through Licensor’s online website (www.shop.cookies.com, or such other internet address(es) that may be updated by Licensor from time-to-time).

3.RESTRICTIONS ON LICENSE.

(a)Sublicensing and Subcontractors.  Licensee shall not assign or sublicense the rights granted to it under this Agreement except with the prior written consent of Licensor, which consent shall be given on a commercially reasonable basis; provided, that Licensee may sub-contract or assign to third parties the  distribution, sales  and manufacturing functions that have been approved by Licensor in order to fulfill its obligations regarding this Agreement. Notwithstanding anything to the contrary, all of Licensee’s warranties, representations and covenants hereunder shall apply to the acts and omissions of any such subcontractors and/or assignees and Licensee shall remain primarily liable hereunder for any acts and omissions of all subcontractors and assignees as if committed by Licensee.

(b)Compliance with Law.  As a condition of this Agreement, Licensee shall use the Licensed Property only in compliance with Applicable Law and in connection with the operation of the Licensee Business (as defined in Section 4(g)) in the Territory and as set forth herein, and shall not knowingly use, or knowingly allow to be used, the Licensed Property in any manner which materially adversely affects the quality, value, brand, goodwill, or reputation of the Licensed Property, any IP Owner, or Licensor in any way.

(c)Nothing contained in this Agreement shall be construed to create a franchise or make either Party the franchisee of the other. Licensee acknowledges and agrees that the marketing system it intends to use with regards to the Approved Licensor Products has not been, nor shall it be, prescribed in substantial part by Licensor. Licensee hereby releases any and all claims that Licensor or IP Owner has violated any franchise disclosure or other franchisor obligation in connection herewith.

4.INTELLECTUAL PROPERTY; PERMITS.

(a)Ownership.

(i)Licensee acknowledges and agrees that the Licensed Property is owned solely and exclusively by Licensor or, in the event that Licensor is a licensee of any of the Licensed Property, the owner of such Licensed Property (any such owner, including Licensor, an “IP Owner”).  Licensee shall not, during or after the Term of this Agreement, engage in any conduct directly or indirectly that would infringe upon, harm or contest any IP Owner’s rights in any of the Licensed Property or the goodwill associated therewith, including any use of the Licensed Property in a derogatory, negative, or other inappropriate manner in any media, including but not limited to print or electronic media.  Licensee shall not at any time do or cause to be done any act or thing which may in any way impair or contest any part of Licensor’s or any IP Owner’s right, title, or interest in and to the Licensed Property or assist any third party in doing so. In connection with the use of the Licensed Property, Licensee shall not represent that it has any ownership or other rights in or to the Licensed Property outside the scope of those granted by this Agreement.

(ii)Licensor acknowledges and agrees that the Licensee IP is owned solely and exclusively by Licensee.  Licensor shall not, during or after the Term of this Agreement, engage in any conduct directly or indirectly that would infringe upon, harm or contest Licensee’s rights in any of the Licensee IP or the goodwill associated therewith, including any use of the Licensee IP in a derogatory, negative, or other inappropriate manner in any media, including but not limited to print or electronic media.  Licensor shall not at any time do or cause to be done any act or thing which may in any way impair or contest any part of Licensee’s right, title, or interest in and to the Licensee IP or assist any third party in doing so.

(b)Promotional Value & Goodwill.  Licensee acknowledges that Licensor is entering into this Agreement not only in consideration of the License Profits to be paid, but also for the promotional value to be secured by Licensor and any other IP Owner as a result of the manufacture, distribution and/or sale of Approved Licensor Products under this Agreement.  Further, Licensee recognizes the great value of the goodwill associated with the Licensed Property and acknowledges that such goodwill belongs exclusively to Licensor and/or the applicable IP Owner and that the Licensed Property has acquired a secondary meaning in the eye of the public.

(c)Use.  Licensee shall use the Licensed Property only in association with the Approved Licensor Products and uses pursuant to the terms and conditions of this Agreement.  Licensee shall comply with all trademark, service mark, design mark and copyright marking laws and comply with any commercially reasonable requests by Licensor connected with using the Licensed Property.

(d)Changes.  Licensee shall not make any changes or substitutions to the Marks or  Copyrights unless directed by Licensor in writing. Licensor reserves the right to change the Marks or Copyrights at any time. Upon receipt of written notice from Licensor to change the Marks or Copyrights, Licensee shall cease using the former Licensed Property and commence using the new Licensed Property; provided, that Licensee shall be entitled to sell off any Approved Licensor Products bearing the old Marks and/or Copyrights as long as it is permitted to do so in accordance with Applicable Law.

(e)Litigation.  In the event any person or entity improperly uses or infringes the Licensed Property or challenges Licensee’s use, or Licensor’s or any IP Owner’s use or ownership of the Licensed Property, Licensor shall control all litigation and shall use commercially reasonable methods to stop the infringement and prevent subsequent infringement. Licensor agrees to monitor the Internet and other means of inquiry to detect and stop infringements. Licensee shall have the authority, and hereby is dully authorized by Licensor, to act in any capacity allowed by Applicable Law or commercial practice to search and hunt for any infringing or counterfeit product, manufacturer, distributor, retailer, or producer of Approved Licensor Products (“Bad Actors”).

(f)Additional Documents.  Without limited Section 4(e), Licensee shall, at Licensor’s request and expense, execute any documents and provide any truthful testimony Licensor deems commercially reasonable to maintain, protect, or enforce the Licensed Property within the Territory.

(g)Licensee Permits.  Licensee owns all licenses and permits that are necessary to operate its business (collectively, the “Licensee Business”) in compliance with Applicable Law and that are needed to fulfill Licensee’s obligations and activities under this Agreement in accordance with Applicable Law (the “Licensee Business Permits”).  “Applicable Law” means all applicable laws, requirements, rules and/or regulations relating, affecting or pertaining to the Licensee Business, the performance of this Agreement and/or the use of any Licensed Property, including, without limitation: (i) all anti-bribery and corruption laws, requirements, rules and/or regulations that apply to the activities, goods and/or services subject to this Agreement; (ii) all laws, requirements, rules and/or regulations relating to tax, advertising, promotional offers and/or privacy; and (iii) all applicable laws, rules and/or regulations relating, affecting or pertaining to the taxation, sale, advertising, marketing, promotion and/or use of each and every Approved Licensor Product.

5.PRODUCTION & PACKAGING OF APPROVED LICENSOR PRODUCTS.  Pursuant to the Manufacturing License, Licensee (and/or its subcontractors) is authorized to manufacture and produce Approved Licensor Products.  With respect to such Approved Licensor Products:

(a)Inputs & Components.  Licensee shall be responsible for sourcing and manufacturing Approved Licensor Products; provided, that:

(i) all hardware components, inputs and source material used in such Approved Licensor Products shall be from a source and/or manufacturer that has been approved by Licensor in writing; and

(ii) such Approved Licensor Products:

(A) shall be produced in compliance with Applicable Law;

(B) shall have passed all required regulatory tests;

(C) shall be of merchantable quality under Applicable Law; and

(D) shall meet the standard and quality so as to maintain or enhance the Licensed

Property and associated goodwill (the standards described in this clause (ii), the “Manufacturing Quality Standards”).

(b)Improvements in Standards and Quality. If Licensor determines on a commercially reasonable basis that the standards and quality of any Approved Licensor Products are not met, Licensee agrees to either:

(i) comply with the new standards or quality requirements; or

(ii) use the dispute resolution process described below to resolve any Disputes (defined below) to improve the standards and quality involved on a commercially reasonable basis.

Licensor shall have fifteen (15) days from the date any sample of an Approved Licensor Product is first delivered to Licensor for approval to approve or reject the quality of such Approved Licensor Product or it shall be deemed mutually approved.

(c)Branded Packaging.  All Branded Packaging used on Approved Licensor Products shall be pre-approved in writing by Licensor and shall comply with Section 7.  Upon Licensee’s written request, Licensor shall supply commercially reasonable Licensed Property (e.g., images, pantones, art files and Marks and/or Copyrights) that shall be used by Licensee to design Branded Packaging that shall be used on Approved Licensor Products.

6.DISTRIBUTION.

(a)Authorized Retailers.

(i)Appointment.  Licensor hereby appoints Licensee as the exclusive distributor of Approved Licensor Products in the Territory and authorizes Licensee to distribute Approved Licensor Products to the Retailers.  Licensee accepts such appointment and agrees to act in such capacity as described in this Agreement and to be bound by all terms herein.

(ii)Pricing.  [REDACTED].

(iii)Sales Efforts.  Licensee agrees to use commercially reasonable  efforts to promote the sale of Approved Licensor Products in the Territory to Retailers in order to realize the maximum profits for the Approved Licensor Products in the Territory.

(c)General.

(i)Quality Standards. Licensee shall maintain, store, and transport the Approved Licensor Products in accordance with those Quality Standards (as defined in Section 10(a)).

(ii)Shelf Life.  Licensee shall, and shall use commercially reasonable efforts to cause that all Retailers shall, rotate Approved Licensor Products on a first-in, first-out basis and only sell Approved Licensor Products with a commercially reasonable remaining shelf life. Under no circumstances shall Licensee sell any Approved Licensor Product that has exceeded its shelf life or knowingly allow Retailers to do so.

7.BRANDED PACKAGING.

(a)Branded Packaging.  The term “Branded Packaging” means any packaging that bears the Licensed Property and that is used to package Approved Licensor Products.

(b)Labeling Requirements.  As soon as practicable after the Effective Date, the Parties shall use commercially reasonable efforts to incorporate any Labels (as defined below) into the Branded Packaging to  cause such Branded Packaging to comply with Applicable Law, incorporates any necessary identifying information of Licensee and incorporates any other information required by Applicable Law.  “Labels” means any and all warning labels, instructions or notices that appear with, on, or otherwise in connection with any Approved Licensor Products including, without limitation, warning labels, instructions or notices regarding chemical or other materials present in or used in connection with any Approved Licensor Products that is required by Applicable Law.

(c)Compliance.  With respect to any Branded Packaging used to package Approved Licensor Products, Licensee shall be solely responsible for causing such Branded Packaging and any Labels to comply with Applicable Law for the Territory.

(d)Purchase of Branded Packaging.  Licensee shall present any Branded Packaging proposed to be used in connection with the distribution and sale of Approved Licensor Products under this Agreement to Licensor for its prior written approval. Licensee shall not utilize any Branded Packaging in connection with the Approved Licensor Products without Licensor’s prior written consent, which shall be given on a commercially reasonable basis.

(e)No Changes.  Licensee shall not make any alterations to or obscure any part of the Branded Packaging without the prior written approval of Licensor.

8.FEES; TAXES.

(a)Access and Exclusivity Fee.  As partial consideration for the exclusivity granted to Licensee under this Agreement, Licensee agrees to grant Licensor five (5) million shares of common stock of within  fifteen (15) business days of the Effective Date (the “Exclusivity Fee”).

(b)The issuance of such Shares shall be controlled by the following restrictions, representations and conditions on Transfer:

(i)In partial consideration for the rights granted to Licensee under this Agreement, Licensee shall issue to Licensor 5.0 million unregistered shares of common stock of Licensee, par value $0.00001 per share (“Common Stock”), within fifteen (15) Business Days following the date of this Agreement (the “Shares”).

(ii)The Shares shall be issued via a book entry statement at Licensee’s stock transfer agent, or at the election of Licensor, a physical stock certificate.

(iii)Licensor shall not, prior to the date that is twelve (12) months following the date of issuance of the Shares:

(A)

distribute; lend; offer; pledge; hypothecate; encumber; grant a security interest in; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer, convey or dispose of, directly or indirectly, any of the Shares; or

(B)

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of Common Stock or other securities or otherwise.

(iv)	provided, however, that:
(A)	on and following the date the is six (6) months following the date of issuance of the Shares, the foregoing restrictions shall cease to apply to 2.0 million of the Shares;
(B)

on and following the date that is nine (9) months following the date of issuance of the Shares, the foregoing restrictions shall cease to apply to an additional 2.0 million of the Shares (totaling 4.0 million of the total amount of Shares); and

(C)	on and following the date that is twelve (12) months following the date of issuance of the Shares, the foregoing restrictions shall cease to apply to all of the Shares.
(v)

Restrictive Legends. The Shares shall contain the following restrictive legends until such time as Licensor shall receive an opinion of legal counsel satisfactory to Licensee that specifies that such restrictive legend is no longer required by applicable law and/or this Agreement:

(vi)

THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD UNLESS: (I) A REGISTRATION STATEMENT COVERING SUCH SALE OR TRANSFER IS EFFECTIVE UNDER THE ACT, OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT AND, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL

(vii)	THE SHARES OF COMMON STOCK ARE ALSO SUBJECT TO RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN LICENSE AGREEMENT, A COPY OF WHICH IS AVAILABLE UPON REQUEST TO THE COMPANY.

(viii)Representations of Licensor related to the private placement of the Shares:

(A)

The Shares to be issued under this Agreement are being acquired for investment for Licensor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

(B)	As of the date hereof, Licensor has no present intention of transferring, selling, granting any participation or otherwise distributing the Shares.
(C)

Licensor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Licensor is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

(D)	Licensor is not acquiring the Shares as a result of:

(X) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television, radio or the Internet, in each case, relating to Licensee; or

(Y) any seminar or meeting whose attendees, including Licensor, have been invited by any general solicitation or general advertising related to Licensee.

(ix)             Licensor is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended.

(x)             Licensor acknowledges that it has had the opportunity to review the reports filed by Licensee with the Securities and Exchange Commission and has been afforded:

(A) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Licensee concerning the terms and conditions of the offering of the Shares hereby and the merits and risks of investing in the Shares;

(B) access to information about Licensee and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and

(C) the opportunity to obtain such additional information that Licensee possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Shares.

(c)License Fee.  During the Term, and as partial consideration for the License, Licensee agrees to pay Licensor [REDACTED] (the “License Fee”).  For purposes of this Agreement:

(i)“Net Sales” means Gross Sales (as defined below) less only Allowable Deductions (as defined below).

(ii)“Gross Sales” means all revenues derived from the sale by Licensee or its affiliates of each Approved Licensor Product to Retailers in the Territory.

(iii)“Allowable Deductions” means returns supported by credit memos actually issued to a customer.

(iv)“Net Profits” means Net Sales less Business Expenses.

(vi)“Business Expenses” means:

(A) cost of materials incorporated into the Approved Licensor Products;

(B) warehousing/storage costs related to Approved Licensor Products;

(C) shipping and production costs related to Approved Licensor Products (not otherwise deducted and not otherwise paid for by Retailers);

(D) fulfillment and customer service costs associated with Approved Licensor Products; and

(E) general liability insurance.

(vii)“First Hurdle Period” means [REDACTED].

(viii)“Second Hurdle Period” means [REDACTED].

(ix)“First Door Count Goal” means [REDACTED].

(x)“Second Door Count Goal” means [REDACTED].

(xi)“Door Count Goals” means the First Door Count Goal and the Second Door Count Goal.

Other than the Allowable Deductions, there shall be no deductions from or reductions of Net Sales of any kind, including, but not limited to, deductions for so-called “free goods,” any general or administrative costs of any kind, any taxes, freight, insurance or other costs or expenses of any nature.

(d)License Profit.

(i) On a monthly basis, within twenty (20) days of the end of each month of the Term, Licensee shall pay Licensor the License Fee.

(e)Remittances and Certification.

(i) Licensee shall certify the computation of the License Fees (“License Fee Certification”).

(ii) If Licensee owes any additional Licensee Fee to the Licensor, Licensee shall remit all License Fees for each calendar month during the Term to Licensor on or before 5:00 p.m., Pacific time, on the twentieth (20th) day of the following month.

(f)Interest Charges; Late Fees.  If Licensee or Licensor is delinquent in any payment due to the other under this Agreement, said amount shall accrue interest at the rate of one percent (1.0%) per month or the maximum amount allowed by law (whichever is lower).

(g)Records.  During the Term and for a period of time equal to the longer of (i) the period of time required by the applicable taxation authorities to whose jurisdiction a Party is subject, or (ii) two (2) years after the expiration or termination thereof, each Party agrees to maintain accurate records of all transactions related to this Agreement.

(h)Reports; Audit.

(i)Within seven (7) business days after the end of each such calendar month during the Term, Licensee shall prepare and deliver to Licensor a preliminary report (the “Fee Report”) that includes all of the sales data related to the sale of Approved Licensor Products to Retailers in the Territory and the computation of the License Fees payable to Licensor.  Licensee shall report all Fee Reports to be true and correct within twenty (20) days after the end of each such month .

(ii)Licensor or its authorized representatives shall have the right at all times during ordinary business hours, and upon no less than forty-eight (48)-hours prior notice, to enter the premises where Licensee’s books and records are kept and to evaluate, copy and audit such books and records solely as they relate to this Agreement.  If any such evaluation or audit proves an understatement of two percent (2%) or more of the profits payable to Licensor, Licensee shall pay the commercially reasonable cost of the audit.  Furthermore, if Licensee intentionally understates or underreports the profits payable to Licensor at any time, in addition to any other remedies provided for in this Agreement, at law or in equity, Licensor shall have the right to terminate this Agreement immediately.

(i)Taxes.   Except for taxes based upon the fees received by the Licensor from Licensee, Licensee is responsible for the payment of all sales, use, gross receipts, excise, access, bypass, franchise, special district, cultivation, harvest, manufacturing, distribution, retail, and other local, state, and federal taxes, fees, charges, or surcharges, however designated, imposed on or based upon the sale of Approved Licensor Products by Licensee to Retailers.

9.GOALS AND PROMOTION OF THE APPROVED LICENSOR PRODUCTS.

(a)Licensee shall use commercially reasonable efforts to meet market demand for Approved Licensor Products from Retailers and Direct Customers.

(b)Licensee shall use commercially reasonable efforts to market and promote the sale of Approved Licensor Products in the Territory to the Retailers.

(c)Any marketing or advertising materials, point of sale displays, signage, and related materials created by Licensee in connection with the distribution and marketing of the Approved Licensor Products shall be approved in advance by Licensor on a commercially reasonable basis. Except as set forth below in Section 9(d), al such marketing costs and expenses shall be borne by Licensee.

(d)Licensor shall market and promote the Approved Cookies Branded Products through its existing media, entertainment and influencer relationships and channels, but shall at a minimum do the following:

(i)Licensor shall continue to market the Cookies brand itself as well as Approved Licensor Products distributed by Licensee, including on marketing collateral, advertising units, product packaging, in-store displays, swag and other go-to-market necessities.

(ii)Licensor shall spend [REDACTED] on marketing the Approved Licensor Products.

(iii)Licensor shall market the Approved Licensor Products across its social media foot print organically utilizing [REDACTED]. The same process shall occur during any Renewal Term. Licensor shall use commercially reasonable efforts regarding the timing of these posts to coordinate with the Licensee’s sales team’s entry into new markets, promotional campaigns or new Approved Licensor Product offerings.

(e)As soon as commercially reasonable, after the Effective Date, the Parties shall issue a mutually agreed press release announcing the License and this Agreement.

10.QUALITY STANDARDS. Licensee agrees that its failure to materially meet the standards and comply with the required conduct set forth in this Section 10 (the “Quality Standards”) and the Manufacturing Quality Standards shall constitute a material breach of this Agreement.

(a)Licensee shall protect and maintain the Licensed Property by using the Licensed Property  in compliance with the terms of this Agreement and by producing the Approved Licensor Products in  compliance with Licensor’s quality standards listed on Exhibit D attached hereto.

(b)Licensee shall, at Licensor’s request, provide Licensor with samples of all packaging, marketing, advertising or any other material bearing the Marks and/or Copyrights or used in connection with the Licensed Property for inspection and prior written approval by Licensor. If the Licensor approves any of the above, the Licensee shall not be required to submit any samples or usages of substantially similar packaging, marketing, advertising, or any other such material.

(c)Subject to Applicable Law, Licensee shall, at Licensor’s request, provide Licensor with samples of the Approved Licensor Products for inspection and approval by Licensor by and through Licensor’s designated agent in the Territory for such purposes. If the Licensor approves any such Approved Licensor Products, the Licensee shall not have a duty to submit samples of the same Approved Licensor Products.

(d)Licensor shall have the right to rely on Licensee to:

(i) materially comply at all times with all Applicable Laws in connection with the manufacture, distribution and/or sale of Approved Licensor Products in the Territory;

(ii) make commercially reasonable efforts to cause all others authorized by Licensee or acting on Licensee’s behalf in connection with this Agreement to materially  comply at all times  with all Applicable Laws in connection with the manufacture, distribution and/or sale of Approved Licensor Products in the Territory; and

(iii) regularly monitor and audit such material compliance.

11.MUTUAL NON-DISPARAGEMENT.

Except in Disputes, Party covenants and agrees that, during the Term  of this Agreement, neither it nor any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees, or directors, shall in any way, directly or indirectly, alone or in concert with others, cause, express, or cause to be expressed, orally or in writing, any remarks, statements, comments, or criticisms that disparage, call into disrepute, defame, slander, or which can  be construed on a commercially reasonable basis to be derogatory, critical of, or negative toward the other Party, any IP Owner, its or their Products or services, or such Parties’ subsidiaries, affiliates, successors, assigns, officers, directors, employees, stockholders, agents, attorneys or representatives, or any of their products or services.

12.INSURANCE.

(a)During the Term of this Agreement and for a period of three (3) years thereafter, Licensee shall maintain, at its sole cost and expense, in full force and effect its own:

(i) comprehensive general business liability insurance policy, consistent with commercial practices or standards for similar industries, insuring against any and all loss, liability, or business interruption arising from the obligations and activities of that Party hereunder including, without limitation, those arising from, product liability, personal injury, wrongful death, or property damage and contractual liability with respect to the indemnity obligations set forth in this Section.  The coverage amount of such insurance policy shall [REDACTED];

(ii) Errors and Omissions/Professional Liability [REDACTED]; and

(iii) Worker’s compensation insurance in amounts as may be required by Applicable Law.

(b)The insurance companies providing such insurance required under this Section 12 shall have an A.M. Best rating of A- or better.  The policies shall contain a waiver of subrogation with respect to Licensor and each policy shall contain all appropriate riders and endorsements based on the nature of any Licensed Product manufactured or sold hereunder and its intended use.  Licensee shall name Licensor as an “additional insured” on all required insurance policies and shall provide Licensor with originals or copies of certificates of insurance so reflecting.  Such insurance shall also provide that Licensor shall be notified in writing by the insurance carrier of any change or modification in the policy (including termination) not less than thirty (30) days prior to the effective date of such change (including termination).

13.REPORTING; RECALLS.

(a)Licensee shall promptly inform Licensor, in writing, of any and all material consumer complaints or claims (each, a “Claim”) regarding the Approved Licensor Products or any product containing the Licensed Property delivered to it or which comes to its attention. Such Claim reports shall contain the date the consumer complaint was received, the name and address of the reporting person, and a detailed description of the circumstances. Claims shall be reported within fourteen (14) days of receipt, except for “serious” Claims, which shall be reported not later than twenty-four (24) hours following receipt. A “serious” Claim shall mean one alleging an adverse reaction or product defect that causes injury to the consumer that is fatal, life-threatening, disabling, incapacitating, or which results in prolonged hospitalization, and shall also include any media inquiry or government inquiry with respect thereto.

(b)If Licensor or a governmental authority notifies Licensee of the need to recall any Approved Licensor Products currently in the marketplace, Licensee agrees that it shall fully cooperate with Licensor and take all necessary actions reasonably requested by Licensor in connection with a recall of any Approved Licensor Products, including but not limited to, a notification to accounts and retrieval of recalled Approved Licensor Products from accounts, at Licensee’s sole expense unless Licensor is deemed to be at fault for all or any portion of the need to recall any Pre-Packaged Approved Licensor Products, in which case Licensor shall share such costs commensurate with its responsibility.

14.CONFIDENTIAL INFORMATION. The Parties shall be bound by those confidentiality provisions attached hereto as Exhibit F. In addition, subject to disclosures required by securities laws,  the terms of this Agreement shall be deemed confidential information and shall not be shared without Licensor’s prior written consent.

15.TERMINATION.

(a)Termination.

(i)Mutual Written Consent. This Agreement may be terminated at any time upon the mutual written consent of the Parties.

(ii)Immediate Right to Terminate.  This Agreement may be terminated:

(A) by either Party if the other Party fails to pay any amount when due under this Agreement and such failure is not cured within thirty (30) days of written notice of such failure;

(B) by either Party immediately upon written notice to the other Party if any warranty, representation, certification, or other statement made by or on behalf of the other Party and contained in this Agreement or in any other document furnished in compliance with or in reference to this Agreement is made incorrect, false, misleading, or untrue without the non-breaching Party’s prior written consent;

(C) by Licensor immediately if Licensee has any license or permit associated with its obligations as contemplated herein revoked, suspended, or otherwise penalized and such default is not cured within thirty (30) days;

(D) by Licensor immediately upon written notice to Licensee if Approved Licensor Products fail Quality Standards on three (3) or more occasions within a twelve (12)-month period, regardless of cure;

(E) by either Party immediately if the other Party is or becomes Insolvent (as defined below);

(F) immediately by Licensor after the Second Hurdle Period if the Second Door Count Goal is not met for three (3) consecutive months;

(G) immediately upon written notice by either Party in the event that the other Party engages in any act or omission that constitutes Incompatible Conduct (as defined below); or

(H) by Licensor upon written notice to Licensee, if, on a commercially reasonable basis, Licensee’s business activities materially damage the quality associated with the Licensed Property, or the associated goodwill, and Licensee fails to cure or adequately address such damage within thirty (30) days after notice thereof.

(iii)Certain Definitions. For purposes of this Section 14(a):

(A) “Insolvent” means: (1) a Party files a voluntary petition under any bankruptcy, reorganization, or insolvency law of any jurisdiction; (2) a Party consents to or applies for appointment of a trustee, receiver, custodian, or similar official for itself or for all or substantially all its assets; (3) a trustee, receiver, custodian, or similar official is appointed to take possession of all or substantially all of a Party’s assets and is not dismissed within sixty (60)  days after appointment; (4) a Party makes any assignment for the benefit of creditors; (5) an order for relief is entered against a Party under any bankruptcy, reorganization, or insolvency law of any jurisdiction or any case, proceeding, or other action seeking such an order remains undismissed for sixty (60) days after its filing; (6) any writ of attachment, garnishment, or execution is levied against all or substantially all of a Party’s assets; or (7) all or substantially all of a Party’s assets become subject to any attachment, garnishment, execution, or other judicial seizure, and the same is not satisfied, removed, released, or bonded within thirty (30) days  after the date the writ was levied or the date of the attachment, garnishment, execution, or other judicial seizure; and

(B) “Incompatible Conduct” means any act or omission that, on a commercially reasonable basis, materially damages either the reputation or image of a Party or, with respect to Licensor, any IP Owner. Incompatible Conduct shall include, but not be limited to, the following: (1) statements by a Party defaming the other Party or, with respect to Licensor, any IP Owner, or such Party’s products; (2) criminal activities under Applicable Law perpetrated by a Party or any of its senior executives; provided, that (3) this section sets forth examples of the  gravity of acts and omissions constituting Incompatible Conduct, but that such examples shall not limit the acts and omissions that could be Incompatible Conduct.

(b)Effect of Termination.

(i)Reversion of Rights; Sell-Off.

(A) As of the effective date of termination of this Agreement, except as set forth below, the License shall terminate and all of Licensee’s rights to the use of the Licensed Property pursuant to the License or otherwise and all other rights and licenses granted hereunder shall revert to Licensor without further action by either Party.

(B) Licensee shall not, as of the effective date of termination,  reproduce, manufacture, market, sell, offer for sale or distribute any Licensed Product, except as set forth below.

(C) As of the effective date of termination of this Agreement, Licensee shall immediately discontinue any use of the Licensed Property; provided, however, that Licensee may continue to use the Marks and Copyrights in accordance with this Agreement in connection with any remaining inventory of the Approved Licensor Products existing as of the date of such termination for the lesser of six (6) months or until such inventory is exhausted.

(D) Within ten (10) days of termination, each Party shall deliver to the other any and all items designated as Confidential Information of the other Party.

(ii)Survival.  Upon the termination of this Agreement as provided above, the Parties shall be released from further obligations hereunder except for: (A) accounting and payment of any fees or compensation accrued and owed to Licensor; (B) the provisions relative to confidentiality; (C) any restrictive covenant contained herein; (D) any damage or liability resulting from the breach of this Agreement; and (E) any obligations pursuant to this Agreement that expressly or by their nature survive the expiration or termination of this Agreement.

(iii)Non-Disparagement. Each Party covenants and agrees that, except for resolving Disputes and future competition, after the Agreement is terminated for any reason, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, executives, officers, key employees, or directors, shall in any way, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed, orally or in writing, any remarks, statements, comments or criticisms that disparage, call into disrepute, defame, slander or which can be commercially reasonably be construed to be derogatory or critical of, or negative toward the other Party or its products or services, or such other Party’s subsidiaries, affiliates, successors, assigns, executives, officers, directors, key employees, stockholders, agents, attorneys or representatives, or any of their products or services.

(iv)No Damages for Termination.  Neither Party shall be liable to the other Party for damages of any kind, including incidental or consequential damages, on account of a lawful expiration or lawful termination of this Agreement.

16.INDEMNIFICATION.

(a)Licensee’s Indemnity. Licensee hereby agrees to indemnify and defend Licensor and its owners, directors, officers, members, partners, shareholders, affiliates, employees, insurers, successors and assigns (collectively, the “Licensor Parties”) and forever hold the Licensor Parties harmless from and against all third-party claims, suits, actions, proceedings, damages, losses or liabilities, costs, or expenses (including commercially  reasonable attorneys’ fees and expenses) arising out of, based upon, or in connection with:

(i) any breach of any of Licensee’s representations, warranties or covenants as set forth in this Agreement;

(ii) any alleged defects or dangers inherent in the Approved Licensor Products or the use thereof;

(iv) any injuries or damages to purchasers, users, or consumers of Approved Licensor Products or arising from or related to the use of the Approved Licensor Products;

(v) any violation of Applicable Law as it relates to Licensee’s Business;

(vi) any tax or federal penalty related to Licensee’s Business;

(vii) any use by the Licensee of the Licensed Property other than in accordance with this Agreement.

(b)Licensor’s Indemnity. Licensor hereby agrees to indemnify and defend Licensee and its owners, directors, officers, members, partners, shareholders, affiliates, employees, insurers, successors and assigns (collectively, the “Licensee Parties”) and hold the Licensee Parties harmless from and against all third-party claims, suits, actions, proceedings, damages, losses or liabilities, costs, or expenses (including commercially  reasonable attorneys’ fees and expenses) arising out of, based upon, or in connection with:

(i)any breach of any of the Licensor’s representations, warranties or covenants as set forth in this Agreement;

(ii)any violation of Applicable Law as it relates to Licensor’s Business; and

(iii)any tax or federal penalty related to Licensor’s Business.

(c)Conduct of Defense. In connection with any claim arising hereunder, the indemnifying Party may conduct the defense and have control of the litigation and settlement, provided that the indemnified Party shall fully cooperate in defending against such claims. The indemnified Party shall deliver prompt notice to the indemnifying Party of any such claims.

(d)Certain Limits.  Except for the Parties’ indemnification obligations hereunder, in no event shall either Party be liable for any indirect, incidental, special, or consequential damages, or damages for loss of profits, revenue, data, or use, incurred by either Party or any third party, whether in an action in contract or tort, even if the other Party or any other person has been advised of the possibility of such damages.  The Parties agree that under no circumstances shall the other Party’s liability under this Agreement exceed the fees paid by Licensee to Licensor under this Agreement during the twelve (12) months immediately preceding the date upon which the related claim arose.

17.WARRANTIES.

(a)Licensee’s Warranties.  Licensee represents and warrants that:

(i)Approved Licensor Products and any other products sold under this Agreement or in connection with the Licensed Property shall comply with all Applicable Law;

(ii)it has the full right, power and authority to enter into and to perform this Agreement;

(iii)it shall not harm or misuse the Licensed Property or bring the Licensed Property into disrepute;

(iv) (A) neither it nor any Licensee Party is named, either directly or by an alias, pseudonym or nickname, on the lists of “Specially Designated Nationals” or “Blocked Persons” maintained by the U S Treasury Department’s Office of Foreign Assets Control currently located at www.treas gov/offices/enforcement/ofac/, (B) it shall not, and it shall cause each Licensee Party not to, take any action that would constitute a violation of any Applicable Law against corrupt business practices, against money laundering and/or against facilitating or supporting persons or entities who conspire to commit acts of terror against any person or entity, including as prohibited by the US Patriot Act (currently located at www.epic.org/pnvacv/terrorism/hr3162.htmll.) US Executive Order 13244 (currently located at www.treasgov/offices/enforcement/ofac/sanctions/terrorism.html) or any similar laws; and (C) it shall immediately notify Licensor in writing of the occurrence of any event or the development of any circumstance that might render any of the foregoing representations and warranties in this Section 16(a)(iv) false, inaccurate or misleading; and

(v)no representation, warranty or other statement made by Licensee in connection with this Agreement, or in any report or other communication provided by Licensee to Licensor in contemplation of, pertaining to or otherwise in connection with this Agreement, contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b)Licensor’s Warranties. Licensor warrants that it:

(i)owns or licenses the rights to the Licensed Property and that there are not any material suits or proceedings pending or threatened which allege that any Licensed Property or the use thereof infringes upon such patents, copyrights, or trademarks; and

(ii)is a corporation duly organized under Applicable Law and that it has the full right, power and authority to enter into and to perform this Agreement and to grant the rights licensed to Licensee pursuant to this Agreement.

(c)No Other Warranties. THE EXPRESS WARRANTIES IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE LICENSED PROPERTY INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THIRD-PARTY RIGHTS.

18.DISPUTES.

(a)If any dispute or controversy between Licensor and Licensee arises related to this Agreement (a “Dispute”), the Parties shall attempt to resolve the Dispute through negotiation.  Either Party may initiate negotiations of any Dispute by providing written notice to the other Party, setting forth the subject of the Dispute.  The Party receiving such notice shall respond in writing within ten (10) calendar days with a statement of its position on and recommended solution to the Dispute.

(b)If the Dispute is not resolved by this exchange of correspondence, then representatives of each Party with full settlement authority shall meet in person at a commercially reasonable  time and place within twenty (20) calendar days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the Dispute.

(c)If the negotiations described above do not resolve the Dispute within thirty (30) calendar days of a request by either Party to negotiate, each Party has the right to submit the Dispute to mediation with JAMS in Orlando, Florida, USA.

(d)If the Dispute is not resolved through mediation within twenty (20) calendar days of the date it was submitted to mediation, such Dispute shall be resolved exclusively by final and binding arbitration in Orlando, Florida, USA, including JAMS appellate review,  using the Federal Rules of Civil Procedure, the Federal Rules of Evidence, and the Federal Rules of Appellate Procedure (together, the “Federal Rules”).  Any decision reached by an arbitrator or panel of arbitrators shall be based on specific findings of fact and conclusions of law, and they shall be supported by a reasoned decision.

(e)Otherwise, the then current rules of JAMS shall apply, and the arbitration shall be administered by JAMS pursuant JAMS’ Streamlined Arbitration Rules and Procedures only to the extent they are consistent with the Federal Rules.

(f)Any arbitration must be on an non-class action basis. The Parties and the arbitrator shall have no authority or power to proceed with any claim as a class action or otherwise to join or consolidate any claim with any other claim or any other proceeding involving third parties. If a court determines that this limitation on joinder of or class action certification of claims is unenforceable, then this entire commitment to arbitrate shall become null and void and the Parties shall submit all claims to the jurisdiction of the courts.

(g)The Parties submit and consent to the exclusive jurisdiction of the state courts in Orange County, Florida, in United States that are located in the City of Orlando, Florida, to compel arbitration, to confirm an arbitration award or order, or to handle other court functions exclusively in accordance with the Florida Arbitration Act.

(h)The Parties may seek confirmation of and enforcement of any Florida state court judgment confirming an arbitration award or order in any U.S. state court or in any court outside the United States and its territories that has subject matter and personal jurisdiction. By entering into this Agreement, the Parties are waiving their constitutional right to have any Disputes decided before a jury and waive the right of appeal, and instead of relying on said rights, each Party is solely, except as provided in Section 18(j), and knowingly accepting the use of arbitration as a means of resolution of any Disputes.  The Parties agree that this Section has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement.

(i)As long as the federal law classifies any aspect of the transactions covered by this Agreement to be a violation of law, the Parties waive any right: (i) of removal to the United States federal courts; or (ii) to seek any aid or assistance of any kind in the United States federal courts.

(j)Notwithstanding the above, the Parties agree that any action for declaratory or equitable relief, including, without limitation, seeking preliminary or permanent injunctive relief, specific performance, other relief in the nature of equity to enjoin any harm or threat of harm to such Party’s tangible or intangible property, may be brought at any time, by submitting such application for relief to JAMS using the procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures, including, without limitation, prior to or during the pendency of any negotiations referred to above. Licensor and Licensee shall be entitled to seek specific performance of the terms and conditions set forth herein and to preliminary and permanent injunctive relief relating to the enforcement of such terms and conditions. Licensor and Licensee shall not be required to post a bond or to show special damages in any proceeding seeking any such equitable relief.

(k)Upon the expiration or termination of this Agreement, neither the (i) Licensor nor (ii) Licensee shall assert any claim or cause of action against relating to this Agreement or the business of Licensor after the shorter period of the applicable statute of limitations or one (1) year following the effective date of termination of this Agreement; provided, that where the one (1) year limitation of time is prohibited or invalid by or under any applicable law, then no suit or action may be commenced or maintain unless commenced within the applicable statute of limitations.

(l)Non-Exclusive Remedy.  The exercise by either Party of any remedy under this Agreement shall be without prejudice to its other remedies under this Agreement.

19.NET PROFITS ALLOCATION.  [REDACTED].

20.MISCELLANEOUS TERMS.

(a)Authority. This Agreement constitutes a legally binding obligation of Parties in accordance with its terms and conditions. Each Party is empowered and duly authorized to enter into this Agreement.

(b)Further Assurances.  The Parties agree and covenant that, at any time, and from time-to-time, they shall promptly execute and deliver to the other Party such further instruments and documents and take such further commercially reasonable action as each Party may request this Agreement, and to comply with all federal, state, local, or foreign laws, constitutions, codes, statutes, and ordinances of any governmental authority that may be applicable hereunder.

(c)Attorneys’ Fees.  If either Party institutes any arbitration or other legal action permitted by this Agreement, against the other Party, to enforce this Agreement or obtain any other remedy arising out of or relating to this Agreement, the prevailing Party shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including commercially reasonable attorneys’ fees and expenses.

(d)Remedy.  Money damages may not be a sufficient remedy for any breach of this Agreement by either Party. Therefore,  in addition to all other remedies, each Party may seek (and may be entitled to) because of or to prevent  such breach, specific performance and injunctive or other equitable relief as a remedy, without the need for posting bond or other security.

(e)Notices.  All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii)  the date after being sent by email if sent during normal business hours of the recipient, and on the second  business day if sent after normal business hours of the recipient; or (iv) on the third day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage pre-paid). Notices shall be sent to the respective Parties at the following addresses or at such other address for a Party as shall be specified in a notice given in accordance with this section:

If to Licensor:	If to Licensee:

Cookies Creative Consulting & Promotions, Inc.	PTB Investment Holdings, LLC

Address: [REDACTED]	Address: [REDACTED]

Attn: [REDACTED]	Attn: [REDACTED]

Email: [REDACTED]	Email: [REDACTED]

With a copy to (which shall not constitute notice): _	With a copy to (which shall not constitute notice): [REDACTED]

(f)Written Consents.  The terms “written” and “in writing” as used in this Agreement, include any form of recorded message in the English language capable of comprehension by ordinary visual means and may include electronic transmissions, such as facsimile, e-mail, text messaging, and other forms of electronic messaging, provided that: (i) The Party sending an electronic transmissions has in effect commercially reasonable measures to verify that the sender is the person purporting to have sent such transmission; and (ii) the transmission creates a record that can be retained, retrieved, reviewed, and rendered into clearly legible tangible form.

(g)Severability of Sections.  If any provision of this Agreement shall be determined to be illegal or unenforceable by any arbitrator or court of law or any competent governmental or other authority, the remaining provisions shall be severable and enforceable in accordance with their terms so long as this Agreement without such terms or provisions does not fail in its essential commercial purposes. The Parties shall negotiate to replace any such illegal or unenforceable provision or provisions with suitable substitute provisions that shall maintain the economic purposes and intentions of this Agreement and use the above dispute resolution provisions if they fail to reach an agreement.

(h)Entire Agreement.  This Agreement and its exhibits and schedules, which are incorporated herein by reference, constitutes the sole and entire contract between the Parties to this Agreement with respect to the subject matter contained herein. This Agreement supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

(i)Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(j)Amendment and Modification.  This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto and shall become effective upon complete execution by both Parties.

(k)Waiver.  No waiver by any Party of any of the provisions hereof shall be effective unless set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(l)Force Majeure. If the performance of this Agreement or any obligations hereunder (other than an obligation for the payment of money when due) is prevented, restricted or interfered with by reason of earthquake, fire, flood, or other casualty or due to strikes, riot, storms, explosions, acts of God, war, terrorism, or a similar occurrence or condition beyond the commercially reasonable control of either Party to prevent, and prepare for, the Party so affected shall, upon giving prompt notice to the other Party, be excused from such performance during such prevention, restriction, or interference, and any failure or delay resulting therefrom shall not be considered a breach of this Agreement.

(m)Assignment.

(i) Licensor may, in its sole discretion, assign this Agreement and its rights and obligations hereunder, in whole or in part:

(A) to any corporation or other entity with or into which Licensor may hereafter merge or consolidate; or

(B)  if all the marketing requirements of marketing by  “Berner” continue to be met,  to any corporation or other entity which Licensor may transfer all or substantially all of its assets.

(ii) Licensee may, in its sole discretion, assign this Agreement and its rights and obligations hereunder, in whole or in part, to any entity that, directly or indirectly through one or more entities, controls or is controlled by, or is under common control with Licensee.

(iii) Neither Party may otherwise assign this Agreement or its rights and obligations hereunder without the prior written consent of the other Party, which consent shall  be given, if it would be commercially reasonable to do so.

(iv) This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(n)No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(o)Governing Law.  This Agreement and all related documents including all exhibits attached hereto and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of Florida, including the Florida Arbitration Act, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Florida.  EACH PARTY ACKNOWLEDGES THAT: (I) CALIFORNIA AND FLORIDA HAVE ENACTED CERTAIN LEGISLATION TO GOVERN THE CANNABIS INDUSTRY; AND (II) THE POSSESSION, SALE, MANUFACTURE, AND CULTIVATION OF CANNABIS PRODUCTS IS ILLEGAL UNDER FEDERAL LAW. EACH PARTY WAIVES ANY DEFENSES BASED UPON ILLEGALITY OR INVALIDITY OF CONTRACTS FOR PUBLIC POLICY REASONS AND/OR THE SUBSTANCE OF ANY DEFINITIVE AGREEMENT VIOLATING FEDERAL LAW. EACH PARTY HEREBY VOLUNTARILY AND UNCONDITIONALLY WAIVES, IN RELATION TO THIS AGREEMENT OR ANY ISSUE THEREUNDER: (A) ANY RIGHT OF REMOVAL OR APPEAL TO THE UNITED STATES FEDERAL DISTRICT COURTS, INCLUDING WITHOUT LIMITATION WAIVING THE RIGHT TO REMOVE TO FEDERAL COURT BASED ON DIVERSITY OF CITIZENSHIP; AND (B) ANY RIGHT TO COMPEL OR APPEAL ARBITRATION, TO CONFIRM ANY ARBITRATION AWARD OR ORDER, OR TO SEEK ANY AID OR ASSISTANCE OF ANY KIND IN THE UNITED STATES FEDERAL DISTRICT COURTS. Notwithstanding any provision to the contrary, this Agreement shall be enforced in accordance with Florida law, namely, commercial activity conducted in compliance with Florida law and any applicable local standards, requirements, and regulations shall be deemed to be a lawful object of a contract and not contrary to, an express provision of law, any policy of express law, good morals, or public policy.

(p)No Merger of Entities, Financial Partnership, or Joint Venture. This Agreement creates an independent contractor relationship between the Parties. Nothing contained in this Agreement shall be construed to:

(i) give either Party the power to direct, manage and control the day-to-day activities of the other Party;

(ii) constitute the Parties as partners, joint-venturers, co-owners or otherwise as participants in a joint or common undertaking; or

(iii) constitute a Party, its agents or employees as employees or agents of the  other Party or grant any of them the power or authority to act for, bind, or otherwise create or assume any obligation on behalf of the other Party for any purpose whatsoever.

(q)Covenant of Good Faith and Fair Dealing.  The covenant of Good Faith and Fair Dealing shall apply to the entire Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

LICENSOR:
COOKIES CREATIVE CONSULTING & PROMOTIONS, INC.,
a California corporation

By:
Name:	Parker Berling
Title:	Authorized Officer

GMLC WLNS, LLC,
a California limited liability company

By:
Name:	Parker Berling
Title:	Authorized Officer

LICENSEE:

PTB INVESTMENT HOLDINGS, LLC,
a Nevada limited liability company

By:
Name:	William Spiegel
Title:	Chief Operating Officer

[Signature page to License and Distribution Agreement]